VIACOM IMPROVES PARAMOUNT BID

New York, New York, February 1, 1994 -- Viacom Inc. (ASE: VIA

and VIAB) announced today that it has increased its offer for

Paramount Communications Inc. (NYSE: PCI) by improving the

value of the consideration to be paid in its second-step merger.

Viacom said that it had improved its proposal on a per share basis in three ways: By replacing the right to receive $15.20 of liquidation preference of convertible exchangeable preferred stock yielding 5% with the right to receive $17.50 face amount of 8% exchangeable subordinated debentures; by adding .30 of a five-year warrant to purchase one share of Viacom Class B

Common Stock at $70.00 per share; and by improving the terms of the proposed contingent value rights (CVRs). As amended,

the Viacom offer now consists of:

      - $107 per share in cash for 50.1% of the shares of Paramount outstanding on a fully diluted basis, and

      -   the following securities to be issued in a second-step merger:



              -- $17.50 in principal amount of 8% subordinated debentures
                 (exchangeable at Viacom's option into 5% exchangeable preferred stock if the Viacom-Blockbuster merger is not consummated);

              -- 0.93065 of a share of Viacom Class B Common Stock;

              -- 0.93065 of an improved contingent value right;

              -- 0.5 of a three-year warrant to purchase Viacom Class B
                 Common Stock at $60.00 per share; and

              -- 0.3 of a five-year warrant to purchase Viacom Class B
                 Common Stock at $70.00 per share.

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Under bidding rules established by Paramount with Viacom

and QVC Network, Inc., both Viacom and QVC have agreed that

any amendment made to their proposal to acquire Paramount would be made by 5:00 p.m. today, and therefore, Viacom anticipates no further bidding by either Viacom or QVC.

The 8% exchangeable subordinated debentures will have a

maturity of 12 years and will pay interest semi-annually beginning

January 1, 1995. The 8% debentures will be non-callable for

five years after the consummation of the Paramount-Viacom merger,

after which they may be redeemed at declining redemption premiums.

Viacom will have the option to exchange at par the 8% debentures for the equivalent liquidation preference of 5% (non-convertible)

preferred stock in the event that its previously announced

merger with Blockbuster Entertainment Corporation is not consummated by January 1, 1995 or earlier if beneficial ownership of a

majority of the outstanding shares of Blockbuster has been

acquired by a third party prior to that date. The preferred

stock would be non-callable until the fifth anniversary of

the merger with Paramount after which it could be called at

declining redemption premiums. The preferred stock could be

exchanged, at the option of Viacom, into 5% subordinated debentures of Viacom after the third anniversary of the merger. The dividend rate on the preferred stock (and the interest rate on the 5%

debentures into which it could be exchanged) will increase

to 10% on the tenth anniversary of the merger if not previously redeemed.



The new warrant represents the right to acquire, at any

time prior to the fifth anniversary of the merger, one share of Viacom Class B Common Stock at an

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exercise price of $70.00 per share, payable in cash or in

liquidation value of shares of preferred stock, if any, into which the 8% debentures have been exchanged (or in face value of the 5% debentures into which such preferred stock may be exchanged).




The CVR has been improved by increasing to $12.00 (from

$10.00) its maximum value on the first anniversary of the proposed merger, and increasing such value to $14.00 (from $13.00) on the second such anniversary. The modification was made by changing the floor price of the CVR to $36.00 in the first year and

to $37.00 in the second year; both prices were reduced from

the previous floor price of $38.00.



As announced earlier today, Viacom's tender offer expires

at 12:00 midnight, New York City time, on February 14, 1994.



Smith Barney Shearson Inc. is acting as financial advisor

to Viacom and is also dealer manager in connection with the

Offer, and Georgeson & Co. is acting as information agent.

                               # # #

   Contact:        Viacom Inc.                  Edelman
                   Raymond A. Boyce             Elliot Sloane
                   212/258-6530                 212/704-8126